ANNEX B

TO

COMPLIANCE POLICIES AND PROCEDURES

FAYEZ SAROFIM & CO.

CODE OF ETHICS – NON-EMPLOYEES

Fayez Sarofim & Co. and Affiliates

Revised and Effective as of March 31, 2012

Annex B to Compliance Policies and Procedures

CODE OF ETHICS – NON-EMPLOYEES

I. INTRODUCTION

This Code of Ethics – Non-Employees (this “Code”) applies to each FS & Co. Affiliate1, and, among other things, this Code is intended to, and shall always be construed in a manner necessary to, satisfy, to the extent applicable, the requirements of (i) Rule 17j-1 under the Investment Company Act and (ii) Rule 204A-1 under the Investment Advisers Act. This Code applies to all Non-Employees, especially those Non-Employees providing services for or on behalf of an Investment Adviser Affiliate. This Code extends to all activities of a Non-Employee for or on behalf of a FS & Co. Affiliate or a Related Fund. Among other things, this Code attempts to avoid conflicts of interest in personal securities transactions, including those that typically arise, or may be deemed to arise, when a person associated with an Investment Adviser Affiliate or a Related Fund acquires or disposes of securities that are held or are to be acquired or disposed of by a Client Account or a Related Fund.

Each FS & Co. Affiliate recognizes its paramount duty is its fiduciary duty to its Clients. Accordingly, each FS & Co. Affiliate has an obligation to see that Non-Employees understand and appreciate such fiduciary duty. Thus, as a general matter, such fiduciary duty and this Code require as a minimum that each Non-Employee:

—	Must attempt to avoid any actual or potential conflict of interest with Clients and not abuse his or her position as a Non-Employee; and

—	Must treat as confidential the identity of Clients and their financial circumstances and security holdings.

These minimum requirements are discussed in more detail later in this Code.

Each Non-Employee must (i) read this Code, (ii) acknowledge receipt and understanding of it, and (iii) retain a copy of it. Any questions regarding this Code and a Non-Employee’s requirements under it should be referred to the Chief Compliance Officer2.

II. PROHIBITED CONDUCT

A Non-Employee shall not do any of the following in connection with the purchase or sale, directly or indirectly, by such Non-Employee of a Covered Security held or to be acquired by a Related Fund, a Client Account, FS & Co. or a FS & Co. Affiliate:

(1) Employ any device, scheme or artifice to defraud a Related Fund, a Client Account, FS & Co. or a FS & Co. Affiliate;

(2) Make any untrue statement of a material fact to a Related Fund, a Client Account, FS & Co. or a FS & Co. Affiliate, or omit to state any material fact necessary to make the statements made, in light of the circumstances under which they are made, not misleading;

1 Capitalized terms used in this Code shall have the meanings ascribed to them in the Definitions section of this Code to the extent their meanings are not otherwise given to them elsewhere in this Code.

2 References to the Chief Compliance Officer in this Code shall be to a Deputy Chief Compliance Officer or another designated individual in those instances where the Chief Compliance Officer is unavailable or unable to act.

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(3) Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a Related Fund, a Client Account, FS & Co. or a FS & Co. Affiliate; or

(4) Engage in any manipulative practice with respect to a Related Fund, a Client Account, FS & Co. or a FS & Co. Affiliate.3

Disclosure of Information

Each Non-Employee is prohibited from divulging the current and anticipated portfolio positions (and current and anticipated portfolio transactions), programs and studies of an Investment Adviser Affiliate, any Related Fund, any Client Account, FS & Co. or any FS & Co. Affiliate to anyone unless such divulgence is properly within its, his or her responsibilities as a Non-Employee. Further, each Investment Adviser Affiliate and each Non-Employee must keep in the strictest confidence the following with respect to a Client and a former Client unless consent of the Client or former Client is obtained: (i) the identity, (ii) financial circumstances, (iii) security holdings, (iv) Non-Public Material Information and (v) advice given by FS & Co. or a FS & Co. Affiliate. In addition, each Investment Adviser Affiliate and each Non-Employee is subject to the Notice of Privacy Practices of Fayez Sarofim & Co. and its Affiliates. A Non-Employee shall not disclose information about the trading strategy of an Investment Adviser Affiliate or a contemplated Covered Security transaction to be made on behalf of an Investment Adviser Affiliate or a Client.

Insider Trading

A Non-Employee is prohibited from engaging in any Covered Security transaction, for his or her own benefit, or the benefit of others (including any Related Fund, any Client Account, FS & Co. or any FS & Co. Affiliate), while in possession of Non-Public Material Information concerning such Covered Security. A Non-Employee is prohibited from communicating, directly or indirectly, Non-Public Material Information concerning any Covered Security to others unless such communication is properly within his or her Non-Employee responsibilities.

Legal penalties for communicating Non-Public Material Information, or trading based on such information, are severe, for a Non-Employee involved in such unlawful conduct. In addition, any violation of this Code can be expected to result in serious sanctions by a FS & Co. Affiliate.

III. ADDITIONAL REPORTING OF PERSONAL

COVERED SECURITY TRANSACTIONS

Each Non-Employee, as the case may be, must cooperate with any member of the Compliance Committee in the collection, retention and maintenance of all reports required by this Code.

3 Thus, the placing of one’s own interests above those of a Related Fund, a Client Account or a FS & Co. Affiliate might result from short term trades in a Publicly-Traded Security prior to its acquisition for a Related Fund, a Client Account or a FS & Co. Affiliate based on the knowledge that such Publicly-Traded Security is going to be acquired, or is likely to be acquired, for a Related Fund, a Client Account or a FS & Co. Affiliate.

Annex B to Compliance Policies and Procedures

Reports by Non-Employees

The following reports are required to be submitted by Non-Employees; provided, however, such reports are not required with respect to transactions effected for, and any Covered Security held in, any account over which the Non-Employee has no direct or indirect control.4 If required by applicable Federal Securities Laws, an Investment Adviser Affiliate may report from time to time to the directors of a Related Fund some or all of the information provided by Non-Employees pursuant to the requirements of this Code.

Initial Holdings Report

No later than ten days after an individual becomes a Non-Employee, such individual must submit to the Chief Compliance Officer an Initial Holdings Report containing the following information if he or she has not already done so:

(1) The title, number of shares and principal amount of each Covered Security in which he or she had any direct or indirect beneficial ownership when such individual became a Non-Employee; and

(2) The date that such Initial Holdings Report is submitted by such Non-Employee.

The Initial Holdings Report shall be substantially the same as that contained in Appendix A to this Code.

Annual Holdings Reports

On or before January 29 of each calendar year, a Non-Employee shall submit to the Chief Compliance Officer an Annual Holdings Report containing the following information which must be current as of a date no more than 30 days before the Annual Holdings Report is submitted:

(1) The title, number of shares and principal amount of each Covered Security in which such Non-Employee had any direct or indirect beneficial ownership; and

(2) The date on which such Annual Holdings Report is submitted by such Non-Employee.

The Annual Holdings Report shall be in substantially the same form as Appendix B to this Code.

4 In order for a Non-Employee to be able to claim that he or she has no direct or indirect control over an account, such Non-Employee must submit to the Chief Compliance Officer information relating to such claim and must receive the Chief Compliance Officer’s written agreement to that effect.

Annex B to Compliance Policies and Procedures

Monitoring of Initial Holding Reports and Annual Reports

The Chief Compliance Officer shall review and monitor, or cause to be reviewed and monitored, the Initial Holdings Reports and Annual Reports for accuracy and unusual or suspicious activity or trading patterns. The Chief Compliance Officer shall file written reports of any suspected violations of this Code. The Chief Compliance Officer shall determine the next course of action, including, without limitation, further investigation or informing the FS & Co. Board or the Board of the relevant FS & Co. Affiliate.

IV. CERTAIN GUIDELINES TO CONSIDER BEFORE INVESTING

With respect to a Covered Security about which a Non-Employee may have Non-Public Material Information, the Non-Employee should consider at least the answers to the following questions before trading for himself or herself, or others:

(1) Is the information “material information”? Is this information that an investor would consider important in making his or her investment decision? Is this information that would substantially affect the market price of the Covered Security if generally disclosed?

(2) Is the information “non-public”? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in the Dow Jones news wire service, Reuters Economic Services, The Wall Street Journal or other publications of general circulation?

If, after consideration of the items set forth above, there is any unresolved question as to the applicability or interpretation of the foregoing procedures or as to the propriety of trading on such information, a Non-Employee should contact the Chief Compliance Officer before trading or communicating the information to anyone.

V. RESTRICTING ACCESS TO MATERIAL NON-PUBLIC INFORMATION

Information in a Non-Employee’s possession that the Non-Employee or others have identified as Non-Public Material Information may not be communicated to anyone, including Supervised Persons of a FS & Co. Affiliate, except the Chief Compliance Officer or another member of the Compliance Committee. In addition, care should be taken so that such Non-Public Material Information is secure. For example, files containing Non-Public Material Information should be sealed and access to computer files containing Non-Public Material Information should be restricted.

VI. DEFINITIONS

Capitalized terms used in this Code shall have the following meanings unless their meanings have been given to them elsewhere in this Code.

Chief Compliance Officer: means the individual designated as such in the Compliance Policies and Procedures. A reference to the Chief Compliance Officer shall be a reference to the Deputy Chief Compliance Officer if the Chief Compliance Officer is unavailable or unable to act at the time the Chief Compliance Officer is to act or is requested to act.

Client: means an entity, organization or individual that is receiving investment management or supervisory services from a FS & Co. Affiliate.

Annex B to Compliance Policies and Procedures

Client Account: means the account of a Client that holds assets and that receives investment management or supervisory services from a FS & Co. Affiliate.

Compliance Committee: means those individuals then serving as members of the Compliance Committee established by, and operated in accordance with the Compliance Policies and Procedures.

Compliance Policies and Procedures: means the then current Compliance Policies and Procedures adopted by FS & Co.

Covered Security: means any stock, bond, note or other obligations, future, investment contract, or any other investment that is considered a security under the Investment Advisers Act (see Section 2(a)(36) of the Investment Company Act, the text of which is also set forth in Appendix A). For example and without limitation, a Covered Security includes: (i) options on securities, on indexes, and on currencies, (ii) all kinds of limited partnership interests, (iii) foreign unit trusts and foreign mutual funds, and (iv) private investment funds, hedge funds and investment clubs. For purposes of this Code, a Covered Security includes: (i) direct obligations of the United States government (for example, treasury securities) and (ii) shares of Related Funds. The following are excluded from the definition of a Covered Security: (i) bankers acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt obligations, including repurchase agreements, (ii) shares issued by money-market funds, (iii) shares of open end funds that are Unrelated Funds and (iv) shares issued by unit investment trusts that are invested exclusively in one or more open-end Funds that are Unrelated Funds.

Deputy Chief Compliance Officer: means an individual designated as such in the Compliance Policies and Procedures.

Employee: means an individual having an employer-employee relationship with FS & Co. or a FS & Co. Affiliate.

Federal Securities Laws: means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the U.S Department of the Treasury.

FS & Co.: means Fayez Sarofim & Co., a Texas corporation.

FS & Co. Affiliate: means FS & Co. and each entity or organization that is controlled by, that controls, or that is under common control with FS & Co.

FS & Co. Board: means the Board of Directors of FS & Co.

Fund: means an “investment company” within the meaning of the Investment Company Act.

Insider Trading: means trading in a Covered Security while in possession of Non-Public Material Information.

Investment Adviser Affiliate: means any FS & Co. Affiliate that is registered as an investment adviser in accordance with the Investment Advisers Act.

Investment Advisers Act: means the Investment Advisers Act of 1940, as amended.

Annex B to Compliance Policies and Procedures

Investment Company Act: means the Investment Company Act of 1940, as amended.

Non-Employee: means temporaries, consultants, and independent contractors who are not Employees and who are providing services for or on behalf of FS & Co. or one or more FS & Co. Affiliates, but the term does not include any temporary, consultant or independent contractor who does not have direct access to non-public information relating to or about a Client, a Client Account or a Related Fund.

Non-Public Material Information: means information that is both “non-public information” and “material information.”

“Non-public information” is information, which has not been effectively communicated to the marketplace. In order for information to be other than “non-public”, one must be able to point to some fact to establish that the information is generally public. For example, information appearing in the Dow Jones news wire service, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered information that has been effectively communicated to the marketplace.

“Material information” is information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have an effect on the price of an issuer’s Securities. Information that should be considered material includes, without limitation, (i) dividend changes, (ii) earnings estimates, (iii) changes in previously released earnings estimates, (iv) significant expansion or curtailment of operations, (v) a significant increase or decline in orders, (vi) significant new products or discoveries, (vii) extraordinary borrowing, (viii) purchase or sale of substantial assets, (ix) significant merger or acquisition proposals or agreements, (x) major litigation, (xi) liquidity problems, and (xii) extraordinary management developments. Material information does not have to relate to an issuer’s business. For example, information about the contents of a forthcoming newspaper or magazine article that is expected to affect the price of a Security should be considered material. Similarly, recommendations with respect to Securities and information concerning significant transactions that an Investment Adviser Affiliate intends to execute on behalf of a Related Fund, a Client Account or an Investment Adviser Affiliate could be material information and is prohibited from being communicated.

Related Fund: means a Fund that is advised or sub-advised by an Investment Adviser Affiliate.

SEC: means the United States Securities and Exchange Commission.

Supervised Person: means (i) an officer of an Investment Adviser Affiliate, (ii) a member of an Investment Adviser Affiliate’s Board of Directors or other person occupying a similar status or performing similar functions (such member or other person being a “Director”), (iii) an Employee of an Investment Adviser Affiliate, and (iv) any other person who is providing investment advice on behalf of an Investment Adviser Affiliate and who is subject to that Investment Adviser Affiliate’s supervision and control.

Unrelated Fund: means a Fund that is neither advised nor sub-advised by an Investment Adviser Affiliate.

Annex B to Compliance Policies and Procedures

Appendices:

Appendix A – “What Constitutes A Security?” and “What Is Beneficial Ownership?”

Appendix B – Initial Holdings Report

Appendix C – Annual Holdings Report

Annex B to Compliance Policies and Procedures

CODE OF ETHICS – NON-EMPLOYEES

Fayez Sarofim & Co. and Affiliates

APPENDIX A

WHAT CONSTITUTES A “SECURITY”?

The Investment Advisers Act defines a “security” as any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase, any of the foregoing.

WHAT CONSTITUTES “BENEFICIAL OWNERSHIP”?

Covered Securities owned of record or held in your name are generally considered to be beneficially owned by you.

Covered Securities held in the name of any other person are deemed to be beneficially owned by you if by reason of any contract, understanding, relationship, agreement or other arrangement, you obtain from such arrangements benefits substantially equivalent to those of ownership, including the power to vote, or to direct the disposition of, such Covered Securities. Beneficial ownership includes Covered Securities held by others for your benefit (regardless of record ownership); for example, without limitation, beneficial ownership would include: (i) Covered Securities held for you or members of your immediate family (defined below for purposes of this paragraph), by agents, custodians, brokers, trustees, executors or other administrators; (ii) Covered Securities owned by you, but which have not been transferred into your name on the books of the issuer; (iii) Covered Securities which you have pledged; and (iv) Covered Securities owned by a corporation that should be regarded as your personal holding corporation. As a natural person, beneficial ownership is deemed to include Covered Securities held in the name of, or for the benefit of, your immediate family, unless because of special and countervailing circumstances, you do not enjoy benefits substantially equivalent to those of ownership. Benefits substantially equivalent to ownership include, for example, application of the income derived from such Covered Securities to maintain a common home, to meet expenses which such person otherwise would meet from other sources, and the ability to exercise a controlling influence over the purchase, sale or voting of such Covered Securities. You are also deemed the beneficial owner of Covered Securities held in the name of some other person, even though you do not obtain benefits of ownership, if you can vest or re-vest title in yourself at once, or at some future time. For purposes of this paragraph, “immediate family”

Annex B to Compliance Policies and Procedures

means your spouse, your minor children and stepchildren and your relatives, or relatives of your spouse, who are sharing your home or who are directors or officers of the issuer of the security or a subsidiary.

In addition, the SEC has promulgated certain rules which provide that a person shall be deemed the beneficial owner of a security if he or she has the right to acquire beneficial ownership of such security at any time (within 60 days) including, but not limited to, any right to acquire: (i) through the exercise of any option, warrant or right; (ii) through the conversion of a security; or (iii) pursuant to the power to revoke a trust, discretionary account, or similar arrangement.

With respect to ownership of Covered Securities held in trust, beneficial ownership includes (i) the ownership of Covered Securities as a trustee in instances where either you as trustee or a member of your “immediate family” (defined below for purposes of this paragraph) has a vested interest in the income or corpus of the trust, (ii) the ownership by you of a vested beneficial interest in the trust and (iii) the ownership of Covered Securities as a settlor of a trust in which you as the settlor have the power to revoke the trust without obtaining the consent of the beneficiaries. Certain exceptions to these trust beneficial ownership rules exist, including an exception for instances where beneficial ownership is imposed solely by reason of your being settlor or beneficiary of the Covered Securities held in trust and the ownership, acquisition and disposition of such Covered Securities by the trust is made without your prior approval as settlor or beneficiary. For purposes of this paragraph, your “immediate family” means (i) your son or daughter (including your legally adopted child) or any descendant of either, (ii) your stepson or stepdaughter, (iii) your father or mother or any ancestor of either, (iv) your stepfather or stepmother and (v) your spouse.

The SEC has promulgated rules with respect to indirect beneficial ownership. To the extent that stockholders of a company use it as a personal trading or investment medium and the company has no other substantial business, stockholders are regarded as beneficial owners, to the extent of their respective interests, of the stock thus traded or invested. A general partner in a partnership is considered to have indirect beneficial ownership in the Covered Securities held by the partnership to the extent of his or her pro rata interest in the partnership. Indirect beneficial ownership is not, however, considered to exist solely by reason of any indirect interest in portfolio securities held by any holding company registered under the Public Utility Holding Company Act of 1935, any Investment Company, a pension or retirement plan holding securities of an issuer whose employees generally are beneficiaries of the plan and a business trust with over 25 beneficiaries.

Any person who, directly or indirectly, creates or uses a trust, proxy, power of attorney, pooling arrangement or any other contract, arrangement, or device with the purpose or effect of divesting such person of beneficial ownership as part of a plan or scheme to evade the reporting requirements of the Securities Exchange Act of 1934 shall be deemed the beneficial owner of such security.

The final determination of beneficial ownership is a question to be determined in light of the facts of a particular case. Thus, it may be possible to establish the lack of beneficial ownership of Covered Securities held by others.

Annex B to Compliance Policies and Procedures

CODE OF ETHICS – NON-EMPLOYEES

Fayez Sarofim & Co. and Affiliates

APPENDIX B

INITIAL HOLDINGS REPORT

As of             ,

This Report pertains to all Covered Securities (as defined in the Code of Ethics – Non-Employees of Fayez Sarofim & Co. and Affiliates) (the “Code”) and related accounts in which any of the following maintain a beneficial5 interest: (i) you, (ii) members of your immediate family, (iii) any other member of your immediate household, (iv) any trust or estate of which you or your spouse is a trustee or fiduciary or a beneficiary, or of which your minor child is a beneficiary, or (v) any person for whom you direct or effect transactions under a power of attorney or otherwise. If none, write NONE.

With respect to each Security:

Name of Issuer or Title	Number of Shares or Principal Amount

5If you have any questions about “beneficial” ownership or interests, refer to Appendix A of the Code.

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With respect to any broker, dealer or bank with whom or which you maintained an account in which any Security was held for your direct or indirect benefit as of the date you became a Non-Employee:

Name	Address

With respect to any Security involving a Limited Offering Venture6 provide the following with respect to each Security held by the Limited Offering Venture.

Name of Issuer or Title	Number of Shares or Principal Amount

Date this Report is submitted	Non-Employee Signature

6See the Code for the definition of a Limited Offering Venture.

Annex B to Compliance Policies and Procedures

CODE OF ETHICS – NON-EMPLOYEES

Fayez Sarofim & Co. and Affiliates

APPENDIX C

ANNUAL HOLDINGS REPORT

As of             ,

This Report pertains to all Covered Securities (as defined in the Code of Ethics – Non-Employees of Fayez Sarofim & Co. and Affiliates (the “Code”) in which any of the following maintain a beneficial7 interest: (i) you, (ii) members of your immediate family, (iii) any other member of your immediate household, (iv) any trust or estate of which you or your spouse is a trustee or fiduciary of beneficiary, or of which your minor child is a beneficiary, or (v) any person for whom you direct or effect transactions under a power of attorney of otherwise. If none, write NONE.

With respect to each Security:

Name of Issuer or Title	Number of Shares or Principal Amount

7If you have any questions about “beneficial ownership or interests, refer to Appendix A of the Code of Ethics – Non-Employees of Fayez Sarofim & Co. and Affiliates.

Annex B to Compliance Policies and Procedures

With respect to any broker, dealer or bank with whom or which you maintained an account in which any Security was held for your direct or indirect benefit as of the date you became a Non-Employee:

Name	Address

With respect to any Security involving a Limited Offering Venture8 provide the following with respect to each Security held by the Limited Offering Venture entity:

Name of Issuer or Title	Number of Shares or Principal Amount

Date this Report is submitted	Non-Employee Signature

8See the Code for the definition of a Limited Offering Venture.

Annex B to Compliance Policies and Procedures